TIDAL TRUST III 485BPOS

Exhibit 99(p)(xviii)

SEC COMPLIANCE MANUAL

Effective as of November 1, 2024

This SEC Compliance Manual (the “Compliance Manual” or the “Manual”) is the property of Quest Partners LLC (“Quest” or the “Company”) and must be returned to Quest if an individual’s association with the Company terminates for any reason.

The content of the Manual is confidential and should not be revealed, in whole or in part, to any person not affiliated with Quest without prior written consent from Quest’s Chief Compliance Officer (“CCO”).

The policies and procedures set forth herein supersede previous manuals, policies, and procedures.

3. Code of Ethics

Effective as of November 1, 2024

Investment advisers are fiduciaries that owe their undivided loyalty to their clients. Investment advisers are trusted to represent clients’ interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such matters.

3.1.	Background

Rule 204A-1 under the Advisers Act requires each registered investment adviser to adopt and implement a written code of ethics that contains provisions regarding:

●	The adviser’s fiduciary duty to its clients;

●	Compliance with all applicable Federal Securities Laws;

●	Reporting and review of personal Securities transactions and holdings;

●	Reporting of violations of the code; and

●	The provision of the code to all supervised persons.

3.2.	Risks

In developing these policies and procedures, Quest considered the material risks associated with administering the Code of Ethics. This analysis included risks such as:

●	Employees fail to identify and comply with all applicable Federal Securities Laws;

●	Employees do not report personal Securities transactions;

●	Employees trade personal accounts ahead of Client accounts, or otherwise seek to benefit in their personal trading at the expense of any Client;

●	Violations of the Federal Securities Laws, the Code of Ethics, or the policies and procedures set forth in this Manual, are not reported to the CCO and / or appropriate supervisory personnel;

●	Quest does not provide its Code of Ethics and any amendments to all Employees; and

●	Quest does not retain books and records associated with the Code of Ethics.

Quest has established the following policies and procedures intended to mitigate these risks.

3.3.	Disclosure of the Code of Ethics

Quest will describe its Code of Ethics in Part 2 of Form ADV and, upon request, furnish Investors with a copy of the Code of Ethics. All requests for Quest’s Code of Ethics should be directed to the CCO.

3.4.	Policies and Procedures

3.4.1.	Fiduciary Standards and Compliance with the Federal Securities Laws

At all times, Quest and its Employees must comply with the spirit and the letter of the Federal Securities Laws and the rules governing the capital markets. Quest has adopted a written Code of Ethics (or the “Code”) that is applicable to all Employees. Among other things, the Code sets the standard of business conduct that the Company requires of Employees, requires Quest and its Employees to act in Clients’ best interests, comply with all applicable regulations, avoid even the appearance of Insider Trading, and pre- clear and report on many types of personal securities transactions. Quest’s restrictions on personal securities trading apply to Employees, as well as accounts that the Employee controls or has beneficial ownership. The CCO administers the Code. All questions regarding the Code should be directed to the CCO. Employees must cooperate to the fullest extent reasonably requested by the CCO to enable (i) Quest to comply with all applicable Federal Securities Laws and (ii) the CCO to discharge their duties under the Manual.

All Employees will act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, the public, prospects, third-party service providers and fellow Employees. Employees are directed to the Company’s Employee Handbook for additional information regarding compliance with applicable federal, state and local employment rules and regulations as well as specific Company policies and procedures. Employees must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting Quest’s services, and engaging in other professional activities (i.e., Outside Business Activities).

Employees are expected to adhere to the highest standards with respect to any potential conflicts of interest with Clients. As a fiduciary, Quest must act in its Clients’ best interests. Neither Quest, nor any Employee should ever benefit at the expense of any Client. Employees must notify the CCO promptly if they become aware of any practice that creates, or gives the appearance of, a material conflict of interest.

Employees are expected to discuss any perceived risks, or concerns about Quest’s business practices, with their direct supervisor. However, if an Employee is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, they should bring the matter promptly to the CCO’s attention or, if the matter involves the CCO, to the President.

3.4.2. Conflicts of Interest

Conflicts of interest may exist between various individuals and entities, including Quest, Employees, and current or prospective Clients and Investors. Any failure to identify or properly address a conflict can have severe negative repercussions for Quest, its Employees, and / or Clients and Investors. In some cases the improper handling of a conflict could result in litigation and / or disciplinary action.

Quest’s policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest. However, written policies and procedures cannot address every potential conflict, so Employees must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve Quest and / or its Employees on one hand, and Clients and / or Investors on the other hand, will generally be fully disclosed and / or resolved in a way that favors the interests of Clients and / or Investors over the interests of Quest and its Employees. If an Employee believes that a conflict of interest has not been identified or appropriately addressed, that Employee should promptly bring the issue to the CCO’s attention. The CCO will document the Company’s assessment of, and response to, such conflicts.

3.4.3. Personal Securities Transactions

Employee trades should be executed in a manner consistent with our fiduciary obligations to our Clients. Employee trades should avoid actual improprieties, as well as the appearance of impropriety. Employee trades must NOT be timed to precede orders placed for any Client, nor should trading activity be so excessive as to conflict with the Employee’s ability to fulfill daily job responsibilities.

3.4.3.1.	Accounts Covered by the Policies and Procedures

Quest’s Personal Securities Transactions policies and procedures apply to all accounts holding any Securities over which Employees have any beneficial ownership interest, which typically includes accounts held by Immediate Family Members sharing the same household. Immediate Family Members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.

It may be possible for Employees to exclude accounts held personally or by Immediate Family Members sharing the same household if the Employee does not have any direct or indirect influence or control over the accounts, or if the Employee can rebut the presumption of beneficial ownership over Immediate Family Members’ accounts. Employees should consult with the CCO before excluding any accounts held by Immediate Family Members sharing the same household.

3.4.3.2.	Reportable Securities

Quest requires Employees to provide periodic reports regarding transactions and holdings in all “Reportable Securities,” which include any Security, except:

●	Direct obligations of the Government of the United States;

●	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

●	Shares issued by money market funds;

●	Shares issued by open-end investment companies registered in the U.S.;

●	Interests in 529 college savings plans; and

●	Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised or underwritten by Quest or an affiliate.

Exchange traded funds (“ETFs”) and exchange traded notes (“ETNs”) are somewhat similar to open-end registered investment companies. However, ETFs and ETNs are Reportable Securities and are subject to the reporting requirements contained in Quest’s Personal Securities Transactions policy. Employees are also required to provide periodic reports regarding transactions and holdings from accounts trading futures contracts and foreign exchange as per the CFTC & NFA Compliance Manual, related to Quest’s registration as a CTA and CPO.

3.4.3.3.	Pre-clearance Procedures

Employees must have prior written approval for all personal transactions in IPOs and Private Placements. Quest may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper.

Quest will not permit Employees to engage in short-term trading for their personal accounts. The minimum holding period for all Employee positions in their personal accounts with respect to Reportable Securities is thirty (30) days from the date on which the trade settled. Similarly, the minimum holding period for all Employees in their respective personal accounts with respect to futures contracts, foreign exchange contracts, and commodity options is seven (7) days from the date on which the trade settled. Limited exceptions may be made based upon the analysis of relevant facts and circumstances such as closing positions at a loss.

Personal account trading is also limited to no more than eight (8) transactions per month (“Excessive Trading”) unless pre-approval has been received in writing from Quest’s CCO.

Employees must use the attached Trade Pre-Clearance Form to seek pre-clearance of Private Placement transactions in their personal accounts or submit a notification through ComplianceAlpha. All pre-clearance requests must be submitted to the CCO, who may consult with the Head of Trading to determine if the proposed transaction(s) conflict with any proposed or pending Client trades. The CCO must submit their pre-clearance requests to the Director of Finance, who was Quest’s former compliance officer. Any approval given under this section will remain in effect until the end of the day on which the pre-clearance request was granted. If an Employee does not transact by the end of the day, they must request pre- clearance again.

Quest maintains a Restricted List of issuers about which Quest might have received Material Non-Public Information. Employees are prohibited from purchasing or selling any Reportable Securities (or derivatives thereof) included on the Restricted List. The restricted list is retained and updated in the Compliance folder on the Company’s network and made available to Employees through ComplianceAlpha.

3.4.3.4.	Reporting

Quest must collect information regarding the personal trading activities and holdings of all Employees. Employees must submit quarterly reports regarding Securities transactions and newly opened accounts, as well as annual reports regarding holdings and existing accounts.

3.4.3.4.1.	Quarterly Transaction Reports

Each quarter, Employees must report all Reportable Securities transactions in accounts in which they have a Beneficial Interest or control. Employees must also report any accounts opened during the quarter that hold any Securities (including Securities excluded from the definition of a Reportable Security). Reports regarding Securities transactions and newly opened accounts must be submitted to the CCO within thirty (30) days of the end of each calendar quarter.

Employees must utilize the attached Quarterly Reporting Forms to fulfill quarterly reporting obligations or similar forms through ComplianceAlpha. In addition, Employees must instruct the institution hosting their accounts to send duplicate account statements to the CCO or connect their accounts to ComplianceAlpha. ComplianceAlpha has electronic links to approximately 3,000 brokerage institutions. Employees link up to their online brokerage account once and their trading data starts flowing into the system immediately. Employees not utilizing ComplianceAlpha may use the attached Form of Broker Letter to instruct their respective brokers to send duplicate account statements directly to Quest. The CCO must receive all such statements within thirty (30) days of the end of each calendar quarter if not connected through ComplianceAlpha. Any trades that did not occur through a broker-dealer, such as the purchase of one or more interests in a private fund, must also be reported on the Quarterly Reporting Forms or in ComplianceAlpha.

If an Employee did not have any transactions or account openings to report, this should also be indicated on the Quarterly Reporting Forms within thirty (30) days of the end of each calendar quarter.

3.4.3.4.2.	Initial and Annual Holdings Reports

Employees must periodically report the existence of any account that holds, or may hold, any Securities (including Securities excluded from the definition of a Reportable Security), as well as all Reportable Securities holdings. Reports regarding accounts and holdings must be submitted to the CCO within ten (10) days of the initial adoption of the Code, or of an individual first becoming an Employee, and on or before February 14th of each year. Annual reports must be current as of December 31st; initial reports must be current as of a date no more than forty-five (45) days prior to the date that the Code was initially adopted or when the person became an Employee. Initial and annual holdings reports should be submitted using the attached Periodic Holdings Reporting Forms or similar forms through ComplianceAlpha. In addition, Employees should submit copies of account statements for all accounts that hold Reportable Securities.

Initial and annual reports must disclose the existence of all accounts that hold any Securities, even if none of those Securities fall within the definition of a “Reportable Security.”

If an Employee does not have any holdings and / or accounts to report, this should also be indicated on the Periodic Holdings Reporting Form, which should also be used to list any Reportable Securities held outside of brokerage accounts. Employees may submit similar forms through ComplianceAlpha.

3.4.3.4.3.	Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, an Employee is not required to submit:

●	Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan; or
●	Any reports with respect to Securities held in accounts over which the Employee had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis (note: this can be marked within ACA ComplianceAlpha).

Any investment plans or accounts that may be eligible for either of these exceptions must be brought to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement, and / or a written certification from an unaffiliated investment adviser. The CCO may require the Employee to properly note the account exception within ComplianceAlpha.

3.4.3.4.4.	Personal Trading and Holdings Reviews

Quest’s Personal Securities Transactions policies and procedures are designed to mitigate any potential material conflicts of interest associated with Employees’ personal trading activities. Accordingly, the CCO will monitor Employees’ investment patterns to detect the following potentially abusive behavior:

●	Trading within the holding period rule;
●	Trading in the same Securities on the same day as Clients;

●	Frequent and / or short-term trades in any Security;

●	Trading opposite of Client trades;

●	Trading ahead of Clients; and

●	Trading that appears to be based on Material Non-Public Information.

The CCO will review all reports submitted pursuant to the Personal Securities Transactions policies and procedures for potentially abusive behavior, and will compare Employee trading with Clients’ trades as necessary. Upon review, the CCO will initial and date each report received, and will attach a written description of any issues noted. Any personal trading that appears abusive may result in further inquiry by the CCO and / or sanctions, up to and including dismissal.

The Director of Finance will monitor the CCO’s personal Securities transactions for compliance with the Personal Securities Transactions policies and procedures.

3.4.4. Personal Relationships / Relationships with Outside Vendors

Employees must disclose on the Personal Relationship Questionnaire (attached hereto), or on the Conflicts Questionnaire through ComplianceAlpha, any financial, family, and / or personal relationship(s) they have with a person who works at a bank, trust company, savings institution, investment adviser, broker-dealer, or other financial services firm; a person or entity that may conduct or does conduct business with, or provides services to, Quest or any Client; or is being solicited to do business with Quest or any Client; or that is associated with an organization that does or is seeking to do business with Quest or any Client (individually and collectively, a “Business Associate” (each such relationship with a Business Associate, a “Disclosable Relationship”).

Situations involving Business Associates may present a conflict of interest that would prevent the affected Employee from acting solely in the best interests of the Clients, and / or may cause the Employee to focus primarily on giving consideration to the Business Associate’s financial interest, or a family or a personal relationship with the Business Associate.

There is no absolute prohibition on Employees having a financial, family or personal relationship with a Business Associate; however, Quest must be made aware of these relationships so that it may examine the specific circumstances to determine the scope and nature of any actual or potential conflict of interest, and take any remedial action appropriate under the circumstances. Accordingly, each Employee must disclose each Disclosable Relationship to Quest, and give Quest ample opportunity to examine it so that the Company may evaluate any potential conflict(s) of interest arising from the relationship.

In evaluating these situations, a conflict of interest will be presumed to exist when an Employee who has a financial, family or personal relationship with a Business Associate approves the use of the Business Associate or negotiates the terms of the agreement between Quest and / or a Client with the Business Associate. In its evaluation, Quest will consider, for example, the significance of the financial interest, the degree of the family or personal relationship, and whether the Company can determine the fairness of the price of the goods and / or services provided, among other factors.

Any Disclosable Relationship that an Employee has with a Business Associate must be disclosed to the CCO on the Personal Relationship Questionnaire or the Conflicts Questionnaire through ComplianceAlpha within ten (10) business days of the person becoming an Employee. The information on which the Personal Relationship Questionnaire is based must, at the time that it is submitted to the CCO, be current as of the date on which the person became an Employee.

Employees have a duty to maintain the accuracy of the Disclosable Relationship information that they have submitted to the CCO. In particular, any changes to a Disclosable Relationship already reported to the CCO (including any termination of any such relationship) must be disclosed to the CCO through the completion and submission of an updated Personal Relationship Questionnaire, or Conflicts Questionnaire through ComplianceAlpha, within ten (10) business days of the date of the change(s).

3.4.5. Gifts and Entertainment

3.4.5.1.	Background

Employees may generally give and receive gifts and entertainment, so long as such gifts and entertainment are not lavish or excessive, and do not give the appearance of being designed to influence the recipient.

3.4.5.2.	Risks

In developing these policies and procedures, Quest considered the risk that Employees would be improperly influenced by excessive gifts or entertainment. Quest also considered the risk that Employees would try to use gifts or entertainment to exert improper influence on another individual or entity. Quest established the following policies and procedures intended to mitigate these risks.

3.4.5.3.	Policies and Procedures

3.4.5.3.1.	Guiding Principles: Quest holds its Employees to high ethical standards and strictly prohibits any giving or receipt of things of value that are designed to influence the recipient. Anti-bribery and anti-corruption statutes in the U.S. are broadly written, so Employees should consult with the CCO if there is even an appearance of impropriety associated with the giving or receipt of anything of value.

3.4.5.3.2.	Employees’ Receipt of Entertainment: Employees may attend business meals, sporting events and other entertainment events at the expense of a giver, provided that the entertainment is not lavish or extravagant in nature. If the estimated cost or value of the Employee’s portion of the entertainment is greater than $100 (either one event, or in aggregate on an annual basis), then the Employee must report his/her attendance to the CCO by completing the attached Gifts and Entertainment Report or submitting the applicable notification through ComplianceAlpha.

3.4.5.3.3.	Employees’ Receipt of Gifts: Employees must report their intent to accept gifts over $100 (either one single gift, or in aggregate on an annual basis) to the CCO by completing the attached Gifts and Entertainment Report or submitting the applicable notification through ComplianceAlpha. Please note that the costs of Employee travel and lodging associated with conferences, research trips, and other business-related travel that are borne by a person or entity other than Quest should be treated as a gift to the Employee for purposes of this policy.

Gifts such as holiday baskets or lunches delivered to Quest’s offices, which are received on behalf of the Company, do not require reporting.

3.4.5.3.4.	Quest’s Gift and Entertainment Giving Policy: Quest and its Employees are prohibited from giving gifts or entertainment that may appear lavish or excessive, and must obtain prior written approval to give gifts in excess of $100 to any Investor, prospect, or individual or entity that Quest does, or is seeking to do, business with. Employees should seek approval by completing the attached Gifts and Entertainment Report or submitting the applicable notification through ComplianceAlpha.

3.4.5.3.5.	Gifts and Entertainment Given to Union Officials: Any gift and entertainment to a labor union or union official must be approved in advance in writing by the CCO. In addition, any gift or entertainment provided by Quest to a labor union or a union official in excess of $250 per fiscal year must be reported on Department Labor Form LM-10 within ninety (90) days following the end of Quest’s fiscal year. To report to Quest in compliance with the requirements of this policy, Employees must utilize the attached Gifts and Entertainment Report or submit a notification through ComplianceAlpha.

3.4.5.3.6.	Gifts and Entertainment Given to Foreign Governments and “Government Instrumentalities:” The Foreign Corrupt Practices Act (“FCPA”) prohibits the direct or indirect giving of, or a promise to give, “things of value” in order to corruptly obtain a business benefit from an officer, employee, or other “instrumentality” of a foreign government. Companies that are owned, even partly, by a foreign government may be considered an “instrumentality” of that government. In particular, government investments in foreign financial institutions may make the FCPA applicable to those institutions. Individuals acting in an official capacity on behalf of a foreign government or a foreign political party may also be “instrumentalities” of a foreign government.

The FCPA includes provisions that may permit the giving of gifts and entertainment under certain circumstances, including certain gifts and entertainment that are lawful under the written laws and regulations of the recipient’s country, as well as bona-fide travel costs for certain legitimate business purposes. However the availability of these exceptions is limited and is dependent on the relevant facts and circumstances.

Civil and criminal penalties for violating the FCPA can be severe. Employees must obtain written pre- clearance from the CCO prior to giving anything of value that might be subject to the FCPA except food and beverages that are provided during a legitimate business meeting and that are clearly not lavish or excessive.

All gifts and entertainment that may be subject to the FCPA, irrespective of value and including food and beverages provided during a legitimate business meeting, must be approved in writing in advance by the CCO. Employees must complete the attached Gifts and Entertainment Report (or submit the applicable form through ComplianceAlpha) to disclose such gifts and entertainment.

Employees must consult with the CCO if there is any question as to whether gifts or entertainment need to be pre-cleared and/or reported in connection with this policy.

3.4.5.3.7.	Gifts and Entertainment Given to ERISA Plan Fiduciaries: Employees of Quest are prohibited from giving gifts or entertainment to any ERISA plan fiduciary.

3.4.5.3.8.	Gifts and Entertainment Monitoring: The CCO will monitor Employees’ reports of their provision and receipt of gifts and entertainment. The Director of Finance will be responsible for reviewing any gifts and entertainment reported by the CCO.

3.4.6. Outside Business Activities

3.4.6.1.	Background

Employees may, under certain limited circumstances, be granted permission to engage in outside business activities with public or private corporations, partnerships, not-for-profit institutions, and other entities. Employees may also be granted permission to participate in investment clubs. However, such activities can expose the participant to potentially Material Non-Public Information and can create conflicts of interest.

Employees may be subject to compliance risks or conflicts of interest in connection with information or relationships associated with prior employment with other companies.

3.4.6.2.	Risks

In developing these policies and procedures, Quest considered the risks posed by service with outside organizations and investment clubs, including potential conflicts of interest and access to Material Non- Public Information. Quest also considered the risks posed by Employees’ past business relationships. Quest has established the following policies and procedures intended to mitigate these risks.

3.4.6.3.	Policies and Procedures

3.4.6.3.1.	Outside Business Activities, Directorships and Investment Clubs

Employees must receive the written approval of the CCO before engaging in any new outside business activity, including making an investment in any private company or entity, or serving on any board of directors, creditors’ committee or investment committee, in each case whether for a for-profit organization or non-profit organization (family private foundations for which Quest personnel serve without compensation are excepted from this prohibition) and regardless of whether compensation is received for such activities. Approval will be granted on a case-by-case basis, subject to consideration of potential or actual conflicts of interest, disclosure obligations, and any other relevant regulatory issues. Employees may use the attached Request for Approval of Outside Business Activities, Directorships and Investment Clubs form to seek approval for the activities or submit the applicable form through ComplianceAlpha. The CCO may consult with the President and will retain copies of documentation associated with the request and the approval or denial of such activities.

An Employee may not participate in any business opportunity that comes to their attention as a result of their association with Quest and in which they know that Quest might be expected to participate or have an interest, without:

●	Disclosing in writing all necessary facts to the CCO;

●	Offering the particular opportunity to Quest; and

●	Obtaining written authorization to participate from the CCO.

Any personal or family interest in any of Quest’s business activities or transactions must be immediately disclosed to the CCO. For example, if a transaction by Quest may benefit that Employee or a family member, either directly or indirectly, then the Employee must immediately disclose this possibility to the CCO.

No Employee may borrow from or become indebted to any person, business or company having business dealings or a relationship with Quest, except with respect to customary personal loans (such as home mortgage loans, automobile loans, and lines of credit), unless the arrangement is disclosed in writing and receives the prior written approval of the CCO. No Employee may use Quest’s name, position in a particular market, or goodwill to receive any benefit on loan transactions without the prior express written consent of the CCO.

An Employee who is granted approval to engage in an outside business activity must not transmit Material Non-Public Information between Quest and the outside entity. If participation in the outside business activity results in the Employee’s receipt of Material Non-Public Information that could reasonably be viewed as relevant to Quest’s business activities, the Employee must discuss the scope and nature of the information flow with the CCO. Similarly, if an Employee receives approval to engage in an outside business activity and subsequently becomes aware of a material conflict of interest that was not disclosed when the approval was granted, the conflict must be promptly brought to the attention of the CCO.

3.4.7. Prior Employment Arrangements

Employees are expected to act with professionalism, to avoid any improper disclosure of proprietary information, and to satisfy all other obligations owed to Quest and to any prior employers. Employees should discuss any concerns regarding their prior employment with the CCO. Such concerns may include possession of Material Non-Public Information from a prior employer, a non-solicitation and / or non- compete clause in the Employee’s previous employment agreement, and any prior Contributions made by the Employee.

3.4.8. Attachment: Trade Pre-Clearance Form

Transaction Type: Buy / Sell / Short / Cover Short / Other (describe):

Security Name:

Security Type: Common Stock / Option / Debt / Other (describe):

Symbol or Identifier:

Number of Shares / Contracts / Estimated value of trade in dollars:

Broker / Custodian:

Does the transaction involve an IPO or private placement?	Yes/No

If you are seeking to invest in a private fund, describe the fund’s investment strategy.

If you are seeking permission to sell, have you held the position for longer than 3 months?	Yes/No

By signing below, I certify and acknowledge the following:

1.	I have no Material Non-Public Information or other knowledge pertaining to this proposed transaction that constitutes a violation of Company policy, confidentiality agreements or securities laws.

2.	The investment opportunity did not arise by virtue of my activities on behalf of Quest.

3.	To the best of my knowledge, Quest is not using its discretionary authority to invest in this security for its Clients for the foreseeable future.

Signature:	Date:

Print Name:

Internal Use Only

Reviewer:	Date:

Approved / Disapproved (circle)

Rationale(s) for decision:

3.4.9. Attachment: Quarterly Reporting Form – Transactions
For the quarter ending: ____________

Security Name	Number of shares	Type (common stock, bond, etc.	Ticker or CUSIP	Buy / Sell	Principal amount	Interest rate / Maturity	Price	Date	Executed by (broker- dealer or bank)

I certify that this form fully discloses all transactions of Reportable Securities in which I have a Beneficial Interest. I understand that I am presumed to have a Beneficial Interest in Securities transactions of Immediate Family Members living in the same household.

Signature:	Date:

Print Name:

Deliver to the CCO within thirty (30) days of the end of each calendar quarter. Use additional sheets if necessary.

With respect to Section 16 of the Exchange Act, nothing in this report should be construed as an admission that the person making the report has a direct or indirect beneficial ownership interest in the Securities to which the report relates.

3.4.10. Attachment: Quarterly Reporting Form – New Accounts
For the quarter ending: ____________

Name of Broker- Dealer or Bank	Account Title	Account Number	Date of Account Establishment	Does / Will account hold Reportable Securities?

I certify that this form fully discloses all Securities accounts opened during the calendar quarter noted above in which I have a Beneficial Interest. I understand that I am presumed to have a Beneficial Interest in Securities accounts of Immediate Family Members living in the same household.

Signature:	Date:

Print Name:

Deliver to the CCO within thirty (30) days of the end of each calendar quarter. Use additional sheets if necessary.

3.4.11. Attachment: Form of Broker Letter

[DATE]

[NAME OF BROKER / CUSTODIAN]
[ADDRESS]

[CITY, STATE ZIP]

Re:	Account No.:

Account Name

Dear [NAME]:

Effective as of [DATE], please send duplicate monthly account statements for the above named account to:

Quest Partners LLC

Attn: Chief Compliance Officer

126 East 56th Street

25th Floor

New York, New York 10022

Please call me at [NUMBER] if you have any questions or concerns regarding this request, or anticipate any reason why the request cannot be timely satisfied.

Thank you for your immediate attention to this matter.

Sincerely,

3.4.12. Attachment: Periodic Holdings Reporting Form – Accounts
Data are current and accurate as of: ______________

Name of Broker-Dealer or Bank	Account Title	Account Number	Does / Will account hold Reportable Securities?

I certify that this form fully discloses all of the Securities accounts in which I have a Beneficial Interest. I understand that I am presumed to have a Beneficial Interest in Securities accounts of Immediate Family Members living in the same household.

Signature:	Date:

Print Name:

Deliver to the CCO within ten (10) days of becoming associated with Quest, and no later than February 14th of each year. Use additional sheets if necessary.

3.4.13. Attachment: Periodic Holdings Reporting Form – Reportable Securities
Data are current and accurate as of: ______________________

Security Name	Ticker or CUSIP	Type (common stock, bond, etc.)	Number of shares or principal amount (as applicable)

I certify that this form fully discloses all Reportable Security holdings in which I have a Beneficial Interest. I understand that I am presumed to have a Beneficial Interest in Securities holdings of Immediate Family Members living in the same household.

Signature:	Date:

Print Name:

Deliver to the CCO within ten (10) days of becoming associated with Quest, and no later than February 14th of each year. Use additional sheets if necessary.

3.4.14. Attachment: Request for Approval of Outside Business Activities,
Directorships and Investment Clubs

1.	Name and address of organization or group:

2.	Organization’s or group’s primary business purpose:

3.	Is the organization a publicly traded company?

4.	If yes, list the stock symbol:

5.	Describe your anticipated role with the organization or group:

6.	Describe any compensation you will receive:

7.	Describe any known relationships between Quest and the organization in question, or any conflict(s) of interest you perceive regarding the outside business activity:

8.	List any Employees who you know to be involved with the organization or group:

9.	If approval is granted, I agree to:

○	Notify the CCO of any change in the above information;

○	Seek approval to retain my position if a private organization offers securities to the public or if a not-for-profit organization ceases to maintain its not-for-profit status;

○	Adhere to the Insider Trading policies and procedures of Quest and the organization or group, and not transfer any Non-public information between Quest and the organization or group; and

○	Avoid involvement in any arrangement between Quest and the entity, and recuse myself of voting on such matters.

Signature:	Date:

Print Name:

Internal Use Only

Reviewer:	Date:

Approved / Disapproved (circle)

Rationale(s) for decision:

3.4.15. Attachment: Gifts and Entertainment Report

1.	I gave / received a gift / entertainment. (Circle as applicable)

2.	Describe the gift or entertainment:

3.	Approximate cost or value (whichever is higher):

4.	Third-party giver or recipient:

5.	Describe any known relationship between the third-party giver or recipient and any public issuer or government entity:

6.	Describe the relationship between the third-party and yourself and/or Quest.

7.	If known, describe the reason that the gift or entertainment was given or received:

8.	List any other gifts or entertainment given by, or received from, the third-party within the past 12 months, along with their approximate cost or value.

9.	Is the recipient a union official or otherwise associated with a Taft-Hartley Fund? Yes / No

10.	Is the recipient an ERISA plan fiduciary? Yes / No

11.	Is the recipient an officer, employee, or other “instrumentality” of a foreign government? Yes / No

Employee:

Signature:	Date:

Print Name:

Reviewer:

Signature:	Date:

Print Name:

3.4.16. Attachment: Personal Relationship Questionnaire

Please complete and provide this form to the CCO if you are an Employee and are reporting that you have a Disclosable Relationship with a Business Associate (as these terms are defined in the Code of Ethics).

REPORTING REQUIREMENTS

Employees must report to the CCO the following Disclosable Relationships:

●	Individuals Employed or Conducting Business in the Financial Industry: Immediate Family Members, and any other individuals with whom the Employee has a relationship and whose employment status or business could create the appearance of a conflict of interest.

●	Individuals Holding Board of Directors or Creditors’ Committee Positions: Immediate Family Members, and any other individuals with whom the Employee has a relationship and whose board of directors or creditors’ committee position(s) could create the appearance of a conflict of interest.

●	Other Disclosable Relationships: Relationships with any other individuals that could create the appearance of a conflict of interest.

EXECUTING AND SUBMITTING THIS DOCUMENT TO THE CCO:

1.	Employees who have Disclosable Relationships: Complete pages [2-3] of the Questionnaire and submit to the CCO.

2.	Employees who do NOT have any Disclosable Relationships: Sign only in the Representation and Signature box below and submit to the CCO.

Representation and Signature

For Employees who have no Disclosable Relationships

By executing this form, I represent that I have no Disclosable Relationships.

Signature:	Date:

Print Name:

Individuals Employed or Conducting Business in the Financial Industry

(Use additional pages as necessary)

Please identify each person with whom you have a Disclosable Relationship:

Please describe the nature of each Disclosable Relationship (e.g., family, financial, etc.):

Please identify the employer of each of the persons referenced above (including each person’s title, role, and general responsibilities):

Please describe the nature and identify the frequency of communications with each individual identified above (including the topics discussed):

Please provide the e-mail address(es) of each person referenced above:

Board of Directors or Creditors’ Committee Position

(Use additional pages as necessary)

Please identify each person with whom you have a Disclosable Relationship.

Please identify each board or committee position held by each person referenced above (including the name of each of the entity for whom the board or committee acts):

Please describe the board or committee responsibilities of each of the persons referenced above:

Please describe the nature and frequency of your communications with each person referenced above:

Please provide the e-mail address of the person referenced above:

Other Disclosable Relationships

(Use additional pages as necessary)

Please describe the nature of each of the other Disclosable Relationship:

Please describe the time commitment and frequency of your involvement with each person who is the subject of the Disclosable Relationship referenced above:

Please provide the e-mail address(es) of each person referenced above:

Representation and Signature

By executing this form, I represent that I have truthfully, completely, and accurately disclosed any and all Disclosable Relationships.

Signature:	Date:

Print Name: